Exhibit 99

The WhiteWave Foods Company Announces Agreement to Acquire
Premier Organic Produce Company Earthbound Farm

Adds Highly Complementary Business, in a High-growth Category, to WhiteWave’s Portfolio;
Reaffirms WhiteWave’s Leadership in the Organic Foods
and Beverages Industry in North America

DENVER, Colorado, and SAN JUAN BAUTISTA, California, December 9, 2013 – The WhiteWave Foods Company (NYSE:WWAV) (“WhiteWave”), a leading consumer packaged food and beverage company in North America and Europe, today announced that it has agreed to acquire Earthbound Farm, one of the country’s leading organic food brands, from its existing shareholders led by Kainos Capital and founders Drew & Myra Goodman, for approximately $600 million in cash.

Both WhiteWave and Earthbound Farm are pioneers and innovators in the organic industry, recognized for creating the on-trend, high-growth food and beverage categories in which they compete. With anticipated 2013 net sales of over $500 million, Earthbound Farm is the largest organic produce brand in North America and the recognized leader in the value-added organic packaged salad category. Earthbound Farm also produces and markets an extensive line of organic fresh fruits and vegetables, frozen fruits and vegetables, and dried fruits and snacks. WhiteWave manufactures, markets, distributes, and sells branded plant-based foods and beverages, coffee creamers and beverages, and premium dairy products throughout North America and Europe under widely-recognized, leading brands including Silk®, Horizon Organic®, International Delight®, and LAND O LAKES®*. Both companies are committed to creating great-tasting, responsibly-produced foods that are better for people and the planet.

“Earthbound Farm is an outstanding organization well-known for innovation, freshness, organic stewardship and food safety. It is a natural extension of our business that reaffirms WhiteWave’s leadership in the organic foods and beverages industry in North America,” said Gregg Engles, Chairman and Chief Executive Officer of WhiteWave. “Fresh foods are one of the most attractive, emerging trends in the food industry today and the market for organic products continues to grow steadily. With Horizon Organic and Earthbound Farm, WhiteWave will now provide the two most popular gateways for consumers to enter into the organic category – produce and dairy.”

Engles continued, “Over the last year, WhiteWave has established a solid foundation and delivered strong financial results as an independent company, and this acquisition will allow us to drive additional shareholder value. The acquisition is expected to be accretive to earnings per share in the first year after close and will add to our already-strong growth momentum. We look forward to partnering with our talented colleagues at Earthbound Farm as we work to change the way the world eats for the better.”

Earthbound Farm Co-Founder Drew Goodman said, “For 30 years, Myra and I have been committed to Earthbound Farm’s mission to bring the benefits of organic food to as many people as possible. We both believe that WhiteWave continues to be a leader in improving how food is produced and will help Earthbound Farm achieve its original mission and reach its full potential. We’re excited for the future of Earthbound Farm and the opportunity to join the WhiteWave family.”

“I can’t imagine a better fit for Earthbound Farm than WhiteWave, bringing together two of the leading companies in the good food movement,” said Earthbound Farm Chief Executive Officer Charles Sweat. “Both companies have a heritage nurtured from small beginnings. And both companies believe in the importance of scaling the production of better food that makes for healthier people and a healthier planet.”

The acquisition, which is subject to regulatory approvals and customary closing conditions, is expected to be completed during the first quarter of 2014.

WhiteWave plans to operate Earthbound Farm as a separate business unit, based in San Juan Bautista, California. No significant operational changes are anticipated at Earthbound Farm as a result of the acquisition.

Including the impact of purchase accounting, WhiteWave expects that this acquisition will add approximately $0.07 cents per share to its adjusted net earnings in the first fiscal year, before transaction costs. This estimate is subject to the final closing balance sheet valuation.

WhiteWave plans to fund the acquisition with borrowings under its existing credit facilities. In order to provide continued capacity for future growth, the Company also intends to increase its credit facilities by $500 million, subject to lenders commitments. The Company anticipates completing the increase to its credit facilities in December 2013.

J.P. Morgan acted as financial advisor and Haynes and Boone, LLP acted as legal advisor to WhiteWave. Barclays and Houlihan Lokey acted as financial advisors and Weil, Gotshal & Manges and Cooley LLP acted as legal advisors to Earthbound Farm.

CONFERENCE CALL & WEBCAST
WhiteWave will host a conference call to discuss the acquisition today, December 9, 2013 at 8:30 a.m. Eastern Standard Time. Participants may access the call at 1.877.280.4953, access code 34229820. Participants should call at least ten minutes prior to the starting time. A recording of the call will be available approximately two hours after it is completed through midnight Eastern Standard Time December 17, 2013 at 1.888.286.8010. The passcode is 95853003.

The call may also be heard live by visiting the “Investor Relations” section of the Company’s website at www.whitewave.com/investors. A slide presentation will accompany the webcast and a webcast replay will be available for approximately 45 days following the event within the Investor Relations section of the Company’s website.

ABOUT THE WHITEWAVE FOODS COMPANY
The WhiteWave Foods Company is a leading consumer packaged food and beverage company that manufactures, markets, distributes, and sells branded plant-based foods and beverages, coffee creamers and beverages, and premium dairy products throughout North America and Europe. The Company is focused on providing consumers with innovative, great-tasting food and beverage choices that meet their increasing desires for nutritious, flavorful, convenient, and responsibly-produced products. The Company’s widely-recognized, leading brands distributed in North America include Silk® plant-based foods and beverages, International Delight® and LAND O LAKES® coffee creamers and beverages, and Horizon Organic® premium dairy products. Its popular European brands of plant-based foods and beverages include Alpro® and Provamel®.

To learn more about WhiteWave, visit www.whitewave.com.

*The LAND O LAKES brand is owned by Land O’Lakes, Inc. and is used by license.

ABOUT EARTHBOUND FARM
Founded in 1984 on a 2.5-acre backyard garden, Earthbound Farm is now one of the nation’s leading organic food companies. Earthbound Farm’s nationally lauded food safety program is unparalleled in the produce industry. The company offers more than 100 varieties of certified organic salads, fruits and vegetables grown on more than 50,000 crop acres by more than 200 farmers. Taken together, those organic farming methods will keep more than 19 million pounds of conventional chemicals out of the soil, water and air during 2013 alone. For more information, visit Earthbound Farm’s website at www.ebfarm.com.

ABOUT KAINOS CAPITAL
Kainos Capital is a middle market private equity firm with an exclusive focus on the food and consumer sector. The firm’s strategy is to build a diversified portfolio of growing and strategically relevant food and consumer businesses that trade buyers would like to acquire. For more information, visit Kainos Capital’s website at www.kainoscapital.com.

FORWARD-LOOKING STATEMENTS
Some of the statements in this press release are “forward-looking” and are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These “forward-looking” statements include statements relating to, among other things, anticipated net sales of Earthbound Farm, the expected accretive impact of the Earthbound Farm acquisition on WhiteWave’s adjusted net earnings, WhiteWave’s projected future financial performance and outstanding indebtedness, the expected date for completion of the acquisition, WhiteWave’s growth plans and anticipated capital expenditures, and other statements that begin with words such as “believe,” “expect” or “anticipate.” These statements involve risks and uncertainties that may cause results to differ materially from the statements set forth in this press release. Earthbound Farm may not achieve the level of sales or profitability that justifies our investment, or may have unidentified liabilities for which WhiteWave, as a successor owner, may be responsible. The success of the Earthbound Farm acquisition may depend on our ability to effectively integrate its products into our existing product mix, integrate its distribution channels and sales force, achieve anticipated cost savings, and retain key personnel and customers of Earthbound Farm. Integrating Earthbound Farm into our existing operations may divert management’s attention from our day-to-day operations. Financial projections are based on a number of assumptions, and actual results could be materially different than projected if those assumptions are erroneous. WhiteWave’s ability to meet targeted financial and operating results depend on a variety of economic, competitive, and governmental factors, including raw material availability and costs, the demand for the Company’s products, and the Company’s ability to access capital under its credit facilities or otherwise, many of which are beyond the Company’s control and which are described in the Company’s 2012 Annual Report on Form 10-K, as supplemented and updated in our Current Report on Form 8-K filed with the Securities and Exchange Commission on June 14, 2013. The forward-looking statements in this press release speak only as of the date of this release. WhiteWave expressly disclaims any obligation or undertaking to release publicly any updates or revisions to such statements to reflect any change in its expectations with regard thereto or any changes in the events, conditions or circumstances on which any such statement is based.

CONTACTS
The WhiteWave Foods Company
Investor Relations:
Dave Oldani
303.635.4747

Media:
Molly Keveney
303.635.4529

Earthbound Farm
Media:
Samantha Cabaluna
831.623.7880